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                     May 1, 2023

       Steven Schapera
       Chief Executive Officer
       Integrated Wellness Acquisition Corp
       148 N Main Street
       Florida, NY 10921

                                                        Re: Integrated Wellness
Acquisition Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 21,
2023
                                                            File No. 001-41131

       Dear Steven Schapera:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Joshua N. Englard